Exhibit 99.1

NEWS RELEASE

Visteon Completes Sale of Ownership Interest in Halla Visteon Climate Control Corp. to Hahn & Co. and Hankook Tire

•	Transaction valued at approximately $3.6 billion USD

•	Company expects to return $2.5 billion-$2.75 billion of cash to shareholders over the next 12 months via series of actions, including buybacks and special distributions

•	$500 million accelerated share repurchase program expected to begin during second quarter

•	Visteon now positioned as pure-play vehicle cockpit electronics/connected car company, well-capitalized and poised for growth

VAN BUREN TOWNSHIP, Mich., June 9, 2015 — Visteon Corporation (NYSE: VC) has completed the sale of its approximately 70 percent ownership interest in Halla Visteon Climate Control Corp. (HVCC) to an affiliate of Hahn & Company, and Hankook Tire Co. Ltd., for approximately $3.6 billion or 52,000 KRW/share. Visteon also announced it will commence a shareholder capital return program in the second quarter of this year.

Announced in December 2014, the sale of Visteon’s ownership stake in HVCC, a global supplier of automotive thermal management products, represents an enterprise value for HVCC of approximately 10.1 times EBITDA for the 12 months ended Sept. 30, 2014. As a result of this sale, Visteon is now a technology-focused, pure-play supplier of automotive cockpit electronics and connected car solutions – one of the world’s leading providers of vehicle information and controls, audio and infotainment, and domain controllers.

“With our strong cockpit electronics portfolio, diverse customer base and unrivaled global footprint, we are focused and well-positioned to support our customers in the new era of the connected vehicle,” said Francis Scricco, Visteon Chairman of the Board. “We are also pleased to deliver meaningful returns to our shareholders as a result of the sale of HVCC – a solid business that we wish well under new ownership.”

As previously announced, Visteon expects to return $2.5 billion-$2.75 billion of cash to shareholders over the next 12 months via a series of actions including buybacks and special distributions. The first action is expected to involve a $500 million buyback in the form of an accelerated share repurchase program to be executed as soon as practicable and completed no later than Dec. 31, 2015. Due to complex U.S. tax rules relating to changes in ownership, there can be significant restrictions placed on the future utilization of existing tax attributes (e.g. net operating losses) if a change in control were deemed to occur. Due to the detrimental impact a share repurchase program has on the change in control calculation, and considering Visteon’s tax attributes exceed $1 billion, Visteon is limiting its share repurchase program to $500 million in 2015. The company will continue to review changes in its shareholder base and their implications for its capital return strategy.

The remainder of the capital return program is expected to include an action or series of actions including a special distribution in 2016. The special distribution is expected to be structured in a manner that treats the distribution primarily as a return of capital for U.S. income tax purposes. Currently, Visteon’s management, after review with the company’s outside tax advisors, expects the vast majority of the special distribution to be a return of capital to the extent of each shareholder’s basis. Management currently expects less than $250 million of the distribution will be treated as a qualified dividend. However, the company’s study is ongoing and will be affected by future variables and is thus subject to change.

After completing the capital return program, Visteon expects to be well-capitalized and well-positioned for both organic growth and value-accretive acquisitions.

Advising Visteon on the transaction were Rothschild; UBS Investment Bank; and Skadden, Arps, Slate, Meagher & Flom LLP.

About Visteon

Visteon is a global technology company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of driver information and controls, audio and infotainment, and domain controllers; its brands include LightScape®, OpenAir® and SmartCore™. With corporate offices in Van Buren Township, Michigan, (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has more than 12,000 employees at 50 facilities in 21 countries. Visteon had sales of $7.51 billion in 2014. Learn more at www.visteon.com.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update.

Follow Visteon:

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 - Mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

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